Exhibit 10.38

Bioventus LLC 4721 Emperor Blvd., Suite 100 Durham, NC 27703 USA	1-919-474-6700 1-800-396-4325 www.BioventusGlobal.com

April 13, 2020

John Nosenzo

Dear John,

In recognition of your current and future contributions to Bioventus, I would like to provide you with the retention plan (“Plan”) outlined below. I recognize the next twenty-four months will have challenges and your continued focus on building and retaining a successful commercial organization is critical to Bioventus.

Retention Plan:

•	Two payments equal, in the aggregate, to $520,000, less applicable taxes, such amount to be paid as follows:

•	$260,000, paid in a single, lump sum payment, less applicable taxes, on May 4, 2021

•	You must be actively employed on the payment date in order to receive payment; otherwise, the amount is forfeited.

•

Notwithstanding the prior sentence, if your position with Bioventus is terminated prior to the May 4, 2021 payment date for a reason that would qualify you for Severance Benefits under your offer letter signed on November 22, 2016 (the “Offer Letter”), you will receive the $260,000, paid in a single, lump sum payment, less applicable taxes, within sixty (60) days following your termination of employment with Bioventus. This payment shall be in addition to your Severance Benefits as defined in your Offer Letter.

•	$260,000, paid in a single, lump sum payment, less applicable taxes, on May 4, 2022

•	You must be actively employed on the payment date in order to receive payment; otherwise, the amount is forfeited.

•

Notwithstanding the prior sentence, if your position with Bioventus is terminated after the May 4, 2021 payment date, but before the May 4, 2022 payment date for a reason that would qualify you for Severance Benefits under the Offer Letter, you will receive the $260,000, paid in a single, lump sum payment, less applicable taxes, within sixty (60) days following your termination of employment with Bioventus. This payment shall be in addition to your Severance Benefits under your Offer Letter.

Your ongoing support of our business is critical and I hope this retention plan demonstrates your value to the Bioventus Board of Managers. We look forward to working with you as you help to drive the success of Bioventus. If you have any questions about the plan, please let me know.

Best regards,

/s/ William Hawkins
William Hawkins
Chair of the Bioventus Board

/s/ John Nosenzo 4/18/2020

John Nosenzo

Accepted and Understood